Exhibit 99.1

News Release

22 West Washington Street	Telephone: +1 312 696-6000
Chicago	Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Fourth-Quarter, Full-Year 2021 Financial Results

CHICAGO, Feb. 24, 2022 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, posted strong fourth-quarter revenue and cash generation, capping a year of significant growth across the business.

"A widening pool of investors is redefining the composition of a modern portfolio,” said Kunal Kapoor, Morningstar’s chief executive officer. “Our results demonstrate that we are rising to meet the opportunities created by this changing picture. The trends toward personalization, focus on ESG factors, and greater allocations to alternatives continue to gather momentum, making our mission of empowering investor success as relevant as ever."

Fourth-Quarter 2021 Financial Highlights

•	Revenue increased 21.5% to $462.2 million; organic revenue increased 21.4%.

•	Operating income increased 14.9% to $74.8 million; adjusted operating income grew 7.8%.

•	Diluted net income per share decreased 25.3% to $1.30 versus $1.74 in the prior-year period. The prior period included $0.51 of non-operating gains. Adjusted diluted net income per share decreased 4.5% to $1.50.

•	Cash provided by operating activities increased 18.6% to $135.9 million, and free cash flow also increased 14.1% to $105.7 million.

Full-Year 2021 Financial Highlights

•	Revenue increased 22.3% to $1.7 billion; organic revenue growth was 17.6%.

•	Operating income increased 19.4% to $257.0 million; adjusted operating income grew 14.7%.

•	Diluted net income per share decreased 14.1% to $4.45 versus $5.18 in the prior-year period, which included a $1.18 per share holding gain related to Morningstar's previously held equity interest in Sustainalytics and $0.51 per share of non-operating gains. Adjusted diluted net income per share increased by 17.8%.

•	Cash provided by operating activities increased 17.1% to $449.9 million. Free cash flow increased 13.2% to $348.1 million.

Overview of Financial Results

Fourth-Quarter 2021 Results

Revenue for the period increased 21.5% to $462.2 million. Organic revenue, which excludes all M&A-related revenue and foreign currency effects, grew 21.4% compared with the prior-year period, reflecting broad-based revenue growth across products and geographies.

License-based revenue grew 18.3% year over year, or 18.5% on an organic basis. PitchBook, Sustainalytics, and Morningstar Data were the top contributors to license-based organic revenue growth in the fourth quarter of 2021. Asset-based revenue increased 18.4% year over year, or 17.7% organically, reflecting strong performance across global asset classes and positive flows into offerings from Morningstar Indexes, Workplace Solutions, and Investment Management. Transaction-based revenue increased 36.7% year over year, or 35.3% on an organic basis, as robust issuance activity across structured finance asset classes drove revenue growth for DBRS Morningstar.

Operating expense increased 22.9% to $387.4 million in the fourth quarter of 2021. In the current period, key contributors to operating expense growth included compensation, commissions, and professional fees. Higher salaries and bonus expense, which reflect increased headcount, merit raises, and higher bonus payouts driven by the Company's strong fiscal year performance, were the primary drivers of increased compensation in the quarter. Commission expense rose on strong fourth-quarter sales performance. Professional fees increased due to ongoing M&A integration costs and the use of third-party resources for software and product development. Ongoing product development efforts related to strategic growth areas increased capitalized software development by $3.4 million, which had a favorable impact on operating expense in the fourth quarter of 2021.

Fourth-quarter operating income was $74.8 million, an increase of 14.9% compared with the prior-year period. Adjusted operating income, which excludes intangible amortization expense and all M&A-related expenses and earn-outs, was $91.2 million in the fourth quarter of 2021, an increase of 7.8% compared with the prior-year period. Fourth-quarter operating margin was 16.2%, compared with 17.1% in the prior-year period. Adjusted operating margin was 19.8% in the fourth quarter of 2021, versus 22.3% in the prior-year period.

Net income in the fourth quarter of 2021 was $56.5 million, or $1.30 per diluted share, compared with $75.3 million, or $1.74 per diluted share, in the fourth quarter of 2020, a decrease of 25.3% on a per share basis. Adjusted diluted net income per share decreased 4.5% to $1.50 in the fourth quarter of 2021, compared with $1.57 in the prior-year period, excluding non-operating gains, intangible amortization expense, and all other M&A-related expenses.

The effective tax rate for the fourth quarter of 2021 increased to 24.7% versus 20.2% in the prior-year period.

Full-Year 2021 Results

For the full year, revenue increased 22.3% to $1.7 billion. Organic revenue grew by 17.6% compared with the prior year.

License-based revenue grew 21.1% year over year, or 15.4% on an organic basis. PitchBook, Morningstar Data, and Morningstar Direct were the top contributors to full-year license-based organic revenue growth. Morningstar began including Sustainalytics revenue in its license-based organic revenue calculation in the third quarter of 2021. Asset-based revenue increased 18.4% year over year, or 17.1% on an organic basis, driven by Workplace Solutions, Morningstar Indexes, and Investment Management. Transaction-based revenue increased by 31.2%, or 26.9% on an organic basis, primarily reflecting a strong year for DBRS Morningstar.

Full-year operating expense increased 22.8%, driven higher by compensation costs, commissions, and professional fees that mirrored fourth-quarter trends. Higher compensation, driven largely by headcount increases in 2021, reflects further investments to support growth across many areas, including data collection and analysis, product and software development, and sales and service support.

Full-year 2021 operating income was $257.0 million, an increase of 19.4% compared with the prior year. Adjusted operating income was $363.4 million, an increase of 14.7% compared with the prior year. Full-year 2021 operating margin was 15.1%, compared with 15.5% in the prior year. Adjusted operating margin was 21.3% versus 22.8% in 2020.

Full-year 2021 net income decreased by 13.6% to $193.3 million, or $4.45 per diluted share, which included $0.05 of non-operating gains. Full-year 2020 net income was $223.6 million, or $5.18 per diluted share, which included a $1.18 per share holding gain related to Morningstar's previously held equity interest in Sustainalytics and $0.51 of other non-operating gains. Adjusted diluted net income per share increased 17.8% to $6.36, compared with $5.40 in the prior year. The effective tax rate for the full year 2021 was 24.5% versus 21.1% in the prior year.

Product Area Highlights

The Company is executing its strategy and investing for long-term growth (for performance of the largest product areas and key metrics, refer to the Supplemental Data table contained in this release). On a consolidated basis, PitchBook, DBRS Morningstar, Sustainalytics, Morningstar Data, and Morningstar Indexes were the top five contributors of organic revenue growth in the fourth quarter of 2021. For the full year, PitchBook, DBRS Morningstar, Morningstar Data, Workplace Solutions, and Morningstar Indexes were the top five contributors of organic revenue growth. Highlights of these and other products include:

License-based

•	PitchBook grew revenue by 50.1% and licenses by 41.4% in the fourth quarter, an exceptionally strong close to the year that saw gains in new users and expansion of existing client relationships. Over the course of 2021, significant investments in PitchBook's data, research, and product capabilities enhanced the workflows of PitchBook's core clients, expanded private markets coverage in Europe, and led to meaningful adoption of the PitchBook Platform by corporate clients.

•	Morningstar Data grew revenue by 11.9%, or 12.0% on an organic basis in the fourth quarter with strong contribution across geographies. Throughout 2021, Morningstar Data revenue growth benefited from the expansion of data use cases, such as the ongoing demand for data to support regulatory needs, and growing demand for fund-level sustainability data as clients respond to increasing investor interest in ESG.

•	Morningstar Direct grew fourth-quarter revenue by 7.0%, or 7.6% organically on strong demand across geographies. The release of Morningstar Direct’s Analytics Lab in the fourth quarter culminated a strong year of functionality and dataset enhancements that addressed rising investor interest in ESG fund and security-level analysis.

•	Advisor Workstation grew revenue 3.1%, or 2.7% on an organic basis in the fourth quarter, as North American regulatory changes continued to drive demand for solutions that demonstrate and document how investment decisions align with client best interest. In 2021, growing demand from advisors to more easily personalize financial plans for their clients led to functionality upgrades, including the Morningstar Risk Ecosystem and Model Exchange.

•	Sustainalytics revenue grew 42.9%, or 45.1% on an organic basis, to $22.6 million in the fourth quarter, on strong demand from both investor and corporate clients. Sustainalytics generated $78.9 million in revenue for 2021. Throughout the year, Sustainalytics attracted new interest among large global banks for enterprise-wide ESG integration, including investment and wealth management, investment banking, and corporate lending. Offering the combination of fund-level Sustainability Ratings and security-level ESG Risk Ratings drove revenue growth in the wealth management segment. In Europe, the multi-faceted EU Action Plan regulation drove sales of compliance solutions, while North American performance was supported by growth in the insurance sector with ESG data and engagement services. Across all major regions, sales of ESG ratings licenses to corporate issuers for multiple use cases continued to grow at a brisk pace. In 2021, Sustainalytics was recognized by Environmental Finance as the largest global provider of second-party opinions for green and sustainability bond issuances for the fourth consecutive year.

Asset-based

•	Investment Management revenue increased 8.3%, or 8.0% on an organic basis in the fourth quarter, as stronger year-over-year inflows and market performance more than offset the negative impact of previously announced client losses. In 2021, Investment Management's focus on scaling its operations culminated in the acquisition of Praemium's U.K. and international operations, expected to close in 2022, which will bolster Investment Management's international footprint in key markets.

•	Workplace Solutions grew revenue by 16.7% in the fourth quarter, aided by market performance and higher assets under management in Morningstar Retirement Manager from both new and existing plans. In 2021, Workplace announced the industry's first Pooled Employer Plan (PEP) offering ESG-focused investment strategies to help drive innovation in the industry.

•	Morningstar Indexes increased revenue by 70.4%, or 63.5% on an organic basis in the fourth quarter, finishing a record year driven by growth in market data licensing for institutional investors and index licensing as the basis for investable products. Indexes also made substantial progress on the integration of Moorgate Benchmarks, which will strengthen Morningstar's European index presence and custom indexing capabilities.

Transaction-based

•	DBRS Morningstar grew fourth-quarter revenue 41.3%, or 39.7% organically, on continued robust recovery of U.S. commercial and residential mortgage-backed securities (CMBS and RMBS) issuance following muted 2020 volumes. Revenue growth from fundamental ratings accelerated throughout 2021 as DBRS Morningstar continued to successfully expand its presence in the U.S. and European corporate middle markets alongside outsized issuance in Canadian non-bank financials.

Balance Sheet and Capital Allocation

As of Dec. 31, 2021, the Company had cash, cash equivalents, and investments totaling $546.1 million and $359.4 million of long-term debt, compared with cash, cash equivalents, and investments of $464.2 million and $449.1 million of long-term debt as of Dec. 31, 2020.

Cash provided by operating activities was $449.9 million for the full year 2021, compared with $384.3 million in 2020. Free cash flow was $348.1 million in the full year 2021, compared with $307.6 million in the prior year.

In 2021, the Company reduced its long-term debt by $90.0 million, paid $54.2 million in dividends, spent $54.6 million on acquisitions and other minority interests, and repurchased $1.3 million of its shares.

Comparability of Year-Over-Year Results

In addition to intangible amortization expense and M&A-related expenses, certain other items, as detailed below, affected the comparability of fourth-quarter and full-year 2021 results versus the same period in 2020.

Fourth-Quarter 2021 Results

•	Diluted and adjusted net income per share in the current period included $0.05 of non-operating gains, while the prior period included $0.51 of non-operating gains related to the sale of two equity method investments.

Full-Year 2021 Results

•	Foreign currency translation increased revenue by $26.7 million, or 1.9%, and operating expense by $22.6 million, or 1.9%, in 2021. This resulted in an increase of $4.1 million in 2021 operating income.

•	Diluted and adjusted net income per share in the current year period included $0.05 of non-operating gains, while the prior period included a $1.18 per share holding gain related to Morningstar's previously held equity interest in Sustainalytics and $0.51 per share of non-operating gains.

•	Excluding $16.6 million of M&A-related earn-out payments in the second quarter of 2021, operating cash and free cash flow would have grown by 21.4% and 18.6%, respectively.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.

Investor Communication

Morningstar encourages all interested parties —including securities analysts, current shareholders, potential shareholders, and others— to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $265 billion in assets under advisement and management as of Dec. 31, 2021. The Company has operations in 29 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; liability related to cybersecurity and the protection of confidential information, including personal information about individuals; liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws; compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, or our investment advisory, ESG, and index businesses; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; the failure to recruit, develop, and retain qualified employees; inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event, including an outage of our database, technology-based products and services or network facilities; failing to differentiate our products and services and continuously create innovative, proprietary and insightful financial technology solutions; prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business; failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; the impact of the current COVID-19 pandemic and government actions in response thereto on our business, financial condition, and results of operations; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; our indebtedness could adversely affect our cash flows and financial flexibility; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Media Relations Contact:

Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com

©2022 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended December 31,			Year ended December 31,
(in millions, except per share amounts)	2021	2020	change	2021	2020	change
Revenue	$462.2	$380.4	21.5%	$1,699.3	$1,389.5	22.3%
Operating expense:
Cost of revenue	189.6	149.6	26.7%	698.4	556.4	25.5%
Sales and marketing	73.5	55.7	32.0%	274.8	206.4	33.1%
General and administrative	85.9	74.2	15.8%	318.4	272.0	17.1%
Depreciation and amortization	38.4	35.8	7.3%	150.7	139.5	8.0%
Total operating expense	387.4	315.3	22.9%	1,442.3	1,174.3	22.8%
Operating income	74.8	65.1	14.9%	257.0	215.2	19.4%
Operating margin	16.2%	17.1%	(0.9) pp	15.1%	15.5%	(0.4) pp

Non-operating income (loss), net:
Interest expense, net	(1.4)	(3.0)	(53.3)%	(8.7)	(9.5)	(8.4)%
Realized gains on sale of equity method investments	0.9	30.0	NMF	0.9	30.0	(97.0)%
Holding gain on previously held equity interest	—	—	—%	—	50.9	NMF
Other income (expense), net	(0.1)	1.3	NMF	1.3	(3.6)	NMF
Non-operating income (loss), net	(0.6)	28.3	NMF	(6.5)	67.8	NMF

Income before income taxes and equity in net income of unconsolidated entities	74.2	93.4	(20.6)%	250.5	283.0	(11.5)%
Equity in net income of unconsolidated entities	0.8	1.0	(20.0)%	5.4	0.3	NMF
Income tax expense	18.5	19.1	(3.1)%	62.6	59.7	4.9%
Consolidated net income	$56.5	$75.3	(25.0)%	$193.3	$223.6	(13.6)%

Net income per share:
Basic	$1.31	$1.76	(25.6)%	$4.50	$5.22	(13.8)%
Diluted	$1.30	$1.74	(25.3)%	$4.45	$5.18	(14.1)%
Weighted average shares outstanding:
Basic	43.1	42.9	0.5%	43.0	42.9	0.2%
Diluted	43.4	43.2	0.5%	43.4	43.2	0.5%

NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended December 31,		Year ended December 31,
(in millions)	2021	2020	2021	2020
Operating activities
Consolidated net income	$56.5	$75.3	$193.3	$223.6
Adjustments to reconcile consolidated net income to net cash flows from operating activities	39.1	8.6	193.0	121.8
Changes in operating assets and liabilities, net	40.3	30.7	63.6	38.9
Cash provided by operating activities	135.9	114.6	449.9	384.3
Investing activities
Capital expenditures	(30.2)	(22.0)	(101.8)	(76.7)
Acquisitions, net of cash acquired	(0.2)	—	(24.8)	(67.8)
Purchases of equity-method investments	(14.0)	(2.2)	(29.8)	(6.7)
Other, net	2.1	25.1	(11.3)	27.4
Cash used for (provided by) investing activities	(42.3)	0.9	(167.7)	(123.8)
Financing activities
Common shares repurchased	(1.2)	(4.3)	(1.3)	(41.9)
Dividends paid	(13.6)	(12.8)	(54.2)	(51.4)
Repayments of long-term debt	(15.0)	(385.0)	(100.0)	(473.4)
Proceeds from long-term debt	—	350.0	10.0	410.0
Payment for acquisition-related earn-outs	—	—	(34.4)	—
Other, net	(6.5)	(5.5)	(31.9)	(25.5)
Cash used for financing activities	(36.3)	(57.6)	(211.8)	(182.2)
Effect of exchange rate changes on cash and cash equivalents	(0.5)	13.5	(9.1)	10.1
Net decrease in cash and cash equivalents	56.8	71.4	61.3	88.4
Cash and cash equivalents-beginning of period	427.0	351.1	422.5	334.1
Cash and cash equivalents-end of period	$483.8	$422.5	$483.8	$422.5

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	As of December 31,	As of December 31
(in millions)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$483.8	$422.5
Investments	62.3	41.7
Accounts receivable, net	268.9	205.1
Income tax receivable, net	8.9	2.2
Other current assets	63.7	58.5
Total current assets	887.6	730.0

Property, equipment, and capitalized software, net	171.8	155.1
Operating lease assets	149.2	147.7
Investments in unconsolidated entities	63.3	32.6
Goodwill	1,207.0	1,205.0
Intangible assets, net	328.2	380.1
Deferred tax asset, net	12.8	12.6
Other assets	42.8	32.9
Total assets	$2,862.7	$2,696.0

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$76.5	$64.5
Accrued compensation	273.7	169.2
Deferred revenue	377.4	306.8
Operating lease liabilities	36.4	39.9
Contingent consideration liability	17.3	35.0
Other current liabilities	2.2	11.1
Total current liabilities	783.5	626.5

Operating lease liabilities	135.7	137.7
Accrued compensation	16.3	35.1
Deferred tax liability, net	101.7	108.9
Long-term debt	359.4	449.1
Other long-term liabilities	50.2	67.3
Total liabilities	1,446.8	1,424.6
Total equity	1,415.9	1,271.4
Total liabilities and equity	$2,862.7	$2,696.0

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	Three months ended December 31,				Year ended December 31,
(in millions)	2021	2020	Change	Organic (1)	2021	2020	Change	Organic (1)
Revenue by type
License-based (2)	$301.4	$254.8	18.3%	18.5%	$1,131.7	$934.9	21.1%	15.4%
Asset-based (3)	70.3	59.4	18.4%	17.7%	264.9	223.8	18.4%	17.1%
Transaction-based (4)	90.5	66.2	36.7%	35.3%	302.7	230.8	31.2%	26.9%

Key product area revenue
PitchBook	$84.8	$56.5	50.1%	50.1%	$290.2	$201.1	44.3%	44.3%
DBRS Morningstar (5)	81.4	57.6	41.3%	39.7%	271.2	207.3	30.8%	26.4%
Morningstar Data	63.1	56.4	11.9%	12.0%	243.5	215.1	13.2%	10.3%
Morningstar Direct	44.1	41.2	7.0%	7.6%	173.2	158.1	9.6%	7.5%
Investment Management (6)	32.7	30.2	8.3%	8.0%	125.5	118.3	6.1%	4.5%
Workplace Solutions	27.2	23.3	16.7%	16.7%	104.4	84.5	23.6%	23.6%
Morningstar Advisor Workstation	23.1	22.4	3.1%	2.7%	91.9	87.2	5.4%	4.8%

	As of December 31,
	2021	2020		Change
Select business metrics
Morningstar Direct licenses	17,421	16,388		6.3%
PitchBook Platform licenses	73,940	52,288		41.4%
Advisor Workstation clients (U.S. and Canada)	232	244	(7)	(4.9)%
Morningstar.com Premium Membership subscriptions (U.S.)	115,541	113,320		2.0%

	As of December 31,
Assets under management and advisement (approximate) ($bil)	2021	2020		Change
Workplace Solutions
Managed Accounts	$111.1	$89.2		24.6%
Fiduciary Services	60.2	55.0		9.5%
Custom Models/CIT	41.6	36.0	(8)	15.6%
Workplace Solutions (total)	$212.9	$180.2		18.1%
Investment Management
Morningstar Managed Portfolios	$32.4	$28.6		13.3%
Institutional Asset Management	11.8	11.2	(8)	5.4%
Asset Allocation Services	8.0	6.9		15.9%
Investment Management (total)	$52.2	$46.7		11.8%

Asset value linked to Morningstar Indexes ($bil)	$147.0	$80.6		82.4%

Our employees (approximate)
Worldwide headcount	9,556	7,979		19.8%

	Three months ended December 31,				Year ended December 31,
	2021	2020		Change	2021	2020		Change
Average assets under management and advisement ($bil)	$262.7	$220.7	(8)	19.0%	$249.4	$211.6	(8)	17.9%

___________________________________________________________________

(1) Organic revenue excludes acquisitions, divestitures, the impacts of the adoption of new accounting standards, and the effect of foreign currency translations.

(2) License-based revenue includes PitchBook, Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, Sustainalytics, and other similar products.

(3) Asset-based revenue includes Investment Management, Workplace Solutions, and Morningstar Indexes.

(4) Transaction-based revenue includes DBRS Morningstar, Internet advertising, and Morningstar-sponsored conferences.

(5) For the three and twelve months ended Dec. 31, 2021, DBRS Morningstar recurring revenue derived primarily from surveillance, research, and other transaction-related services was 30.0% and 34.3%, respectively. For the three and twelve months ended Dec. 31, 2020, recurring revenue was 38.6% and 40.1%, respectively.

(6) Investment Management revenue includes the contribution of the Morningstar Funds Trust, which records revenue as well as sub-advisory fees on a gross basis. This contribution represented $5.1 million of revenue in the fourth quarter ended Dec. 31, 2021 versus $4.7 million in the prior-year period. For the full year 2021 and 2020, this contribution represented $21.5 million and $17.3 million, respectively.

(7) Revised to reflect updated enterprise client reporting for Advisor Workstation to include clients in Canada.

(8) Revised to reclass CIT assets previously reported in Institutional Asset Management to Custom Models/CIT.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission, including:

•	consolidated revenue, excluding acquisitions, divestitures, adoption of new accounting standards, and the effect of foreign currency translations (organic revenue),

•	consolidated operating income, excluding intangible amortization expense and all mergers and acquisitions (M&A)-related expenses (including M&A-related earn-outs) (adjusted operating income),

•	consolidated operating margin, excluding intangible amortization expense and all M&A-related expenses (including M&A-related earn-outs) (adjusted operating margin),

•	consolidated diluted net income per share, excluding intangible amortization expense, all M&A-related expenses (including M&A-related earn-outs), and non-operating gains/losses (adjusted diluted net income per share), and

•	cash provided by or used for operating activities less capital expenditures (free cash flow).

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition. For divestitures, we exclude revenue in the prior-year period for which there is no comparable revenue in the current period. In the third quarter of 2020, Morningstar completed its acquisition of Sustainalytics. The total revenue contribution from Sustainalytics is excluded from organic revenue growth for 2020 and through the first six months of 2021.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended December 31,			Year ended December 31,
(in millions)	2021	2020	change	2021	2020	change
Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$462.2	$380.4	21.5%	$1,699.3	$1,389.5	22.3%
Less: acquisitions	(0.4)	—	NMF	(37.9)	—	NMF
Effect of foreign currency translations	0.1	—	NMF	(26.7)	—	NMF
Organic revenue	$461.9	$380.4	21.4%	$1,634.7	$1,389.5	17.6	%(1)

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$74.8	$65.1	14.9%	$257.0	$215.2	19.4%
Add: intangible amortization expense	15.1	15.5	(2.6)%	62.0	58.8	5.4%
Add: M&A-related expenses	6.0	4.0	50.0%	17.4	14.9	16.8%
Add: M&A-related earn-outs (2)	(4.7)	—	NMF	27.0	27.8	(2.9)%
Adjusted operating income	$91.2	$84.6	7.8%	$363.4	$316.7	14.7%

	Three months ended December 31,			Year ended December 31,
(in millions)	2021	2020	change	2021	2020	change
Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	16.2%	17.1%	(0.9) pp	15.1%	15.5%	(0.4) pp
Add: intangible amortization expense	3.3%	4.1%	(0.8) pp	3.6%	4.2%	(0.6) pp
Add: M&A-related expenses	1.3%	1.1%	0.2 pp	1.0%	1.1%	(0.1) pp
Add: M&A-related earn-outs (2)	(1.0)%	—%	(1.0) pp	1.6%	2.0%	(0.4) pp
Adjusted operating margin	19.8%	22.3%	(2.5) pp	21.3%	22.8%	(1.5) pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$1.30	$1.74	(25.3)%	$4.45	$5.18	(14.1)%
Add: intangible amortization expense	0.26	0.27	(3.7)%	1.06	1.01	5.0%
Add: M&A-related expenses	0.10	0.07	42.9%	0.30	0.26	15.4%
Add: M&A-related earn-outs (2)	(0.11)	—	NMF	0.60	0.64	(6.3)%
Less: non-operating gains (3)	(0.05)	(0.51)	(90.2)%	(0.05)	(1.69)	(97.0)%
Adjusted diluted net income per share	$1.50	$1.57	(4.5)%	$6.36	$5.40	17.8%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$135.9	$114.6	18.6%	$449.9	$384.3	17.1%
Capital expenditures	(30.2)	(22.0)	37.3%	(101.8)	(76.7)	32.7%
Free cash flow	$105.7	$92.6	14.1%	$348.1	$307.6	13.2%

_____________________________________________________

NMF - Not meaningful, pp - percentage points

(1) Organic revenue for the twelve months ended Dec. 31, 2021 excludes Sustainalytics for the first six months of 2021.

(2) Reflects the impact of M&A-related earn-outs included in current period operating expense (compensation expense), primarily due to the earn-out for Sustainalytics.

(3) Non-operating gains in the three months ended Dec. 31, 2020 relate to the sale of two equity method investments. The non-operating gains in the twelve months ended Dec. 31, 2020 relate to the $50.9 million holding gain on our previously held equity interest in Sustainalytics and the sale of two equity method investments.